Exhibit 3.159.2

CERTIFICATE OF MERGER

OF

HLT JV II BORROWER LLC

WITH AND INTO

HLT DOMESTIC JV HOLDINGS LLC

(Under Section 18-209 of the Delaware Limited Liability Company Act)

The undersigned, HLT Domestic JV Holdings LLC, a Delaware limited liability company, DOES HEREBY CERTIFY:

FIRST: The name, jurisdiction of formation or organization, and type of entity of each of the constituent entities are as follows:

Name	Jurisdiction of Formation or Organization	Type of Entity
HLT JV II Borrower LLC	Delaware	Limited Liability Company
HLT Domestic JV Holdings LLC	Delaware	Limited Liability Company

SECOND: The Agreement and Plan of Merger, dated as of October 24, 2013, between HLT Domestic JV Holdings LLC, a Delaware limited liability company, and HLT JV II Borrower LLC, a Delaware limited liability company, has been approved and executed by each of the constituent entities in accordance with Section 18-209 of the Delaware Limited Liability Company Act.

THIRD: The name of the surviving domestic limited liability company is HLT Domestic JV Holdings LLC (the “Surviving Company”).

FOURTH: The executed Agreement and Plan of Merger is on file at a place of business of the Surviving Company at 7930 Jones Branch Drive, McLean, VA 22102.

FIFTH: A copy of the Agreement and Plan of Merger will be furnished by the Surviving Company, on request and without cost, to the members of the constituent limited liability companies.

SIXTH: The effective time of the merger shall be 12:40 p.m. Eastern Time on October 25, 2013.

[Signature Page Follows]

IN WITNESS WHEREOF, Surviving Company has caused this certificate to be signed this 24th day of October, 2013.

HLT DOMESTIC JV HOLDINGS LLC

By:	/s/ Sean Dell’Orto
Name: Sean Dell’Orto
Title: Authorized Person